Registration No. 333-

As filed with the Securities and Exchange Commission on February 7, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Great Elm Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-3622015
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3801 PGA Boulevard, Suite 603
Palm Beach Gardens, FL 33410
(Address of Principal Executive Offices) (Zip Code)

Great Elm Group, Inc.
Inducement Restricted Stock Award
(Full title of the plan)

Jason W. Reese
Chairman & Chief Executive Officer
Great Elm Group, Inc.
3801 PGA Boulevard, Suite 603
Palm Beach Gardens, FL 33410
(Name and address of agent for service)

(617) 375-3006
(Telephone number, including area code, of agent for service)

Copies to:
Rory T. Hood
Jones Day
250 Vesey Street
New York, New York  10281
(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S‑8 (this “Registration Statement”) is being filed by Great Elm Group, Inc., a Delaware corporation (the “Registrant”), to register 276,182 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that will be issued upon the grant of a time-based restricted stock award in accordance with the terms of an Inducement Restricted Stock Award by and between the Registrant and Brandon Finomore, as an inducement for his accepting employment with the Registrant (the “Inducement Award”).

The Inducement Award will be issued outside of the Registrant’s Amended and Restated 2016 Long-Term Incentive Compensation Plan. The Inducement Award instead will be approved by the compensation committee of the Registrant’s board of directors and issued pursuant to the “inducement” grant exception under 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market LLC, as an inducement that is material to Mr. Finomore entering into employment with the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the recipient of the Inducement Award covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

a.
The Registrant’s Annual Report on Form 10‑K for the year ended June 30, 2024, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on August 29, 2024;

b.
The Registrant’s Quarterly Reports on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 12, 2024, and the period ended December 31, 2024, filed with the SEC on February 5, 2025;

c.	The Registrant’s Current Reports on Form 8‑K, filed with the SEC on September 16, 2024, October 29, 2024 and December 4, 2024; and

d.
The description of the Registrant’s Common Stock contained Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2022, filed with the SEC on September 12, 2022, and any amendments and reports subsequently filed for the purposes of updating that description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC. The Registrant will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s current reports on Form 8-K unless, and except to the extent, specified in such current reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) with respect to a director or officer, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) with respect to a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, under Section 174 of the DGCL, (4) with respect to a director or officer, for any transaction from which the director or officer derived an improper personal benefit, or (5) with respect to an officer, in any action by or in the right of the corporation.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against her or him and incurred by her or him in any such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify her or him under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

In addition, the Registrant is party to indemnification agreements with its executive officers and directors pursuant to which the Registrant agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1	Certificate of Incorporation of the Registrant, dated October 23, 2020 (incorporated by reference as Exhibit 3.1 to the Form 8-K filed on December 29, 2020)

Exhibit 4.2	Amended and Restated Bylaws of the Registrant, dated November 14, 2022 (incorporated by reference as Exhibit 3.1 to the Form 8-K filed on November 15, 2022)

Exhibit 4.3	Form of the Registrant’s Common Stock Certificate (incorporated by reference Exhibit 4.1 to the Form 8-K filed on December 29, 2020)

Exhibit 4.4
Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of the Registrant, dated December 23, 2020 (incorporated by reference as Exhibit 4.2 to the Form 8-K filed on December 29, 2020)

Exhibit 4.5
Stockholders’ Rights Agreement, dated December 29, 2020, by and between the Registrant and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.3 to the Form 8-K filed on December 29, 2020)

Exhibit 4.6	Form of 5.0% Convertible Senior PIK Notes due 2030 (incorporated by reference as Exhibit 4.4 to the Form 8-K filed on December 29, 2020)

Exhibit 4.7	Form of Amendment to 5.0% Convertible Senior PIK Notes due 2030 (incorporated by reference as Exhibit 4.1 to the Form 10-Q filed on May 14, 2021)

Exhibit 4.8
Registration Rights Agreement, dated as of February 26, 2020, by and between Great Elm Capital Group, Inc. and certain accredited investors party thereto (incorporated by reference as Exhibit 4.5 to the Form 8-K filed on December 29, 2020)

Exhibit 4.9	Description of Securities (incorporated by reference as Exhibit 4.7 to the Form 10-K filed on September 12, 2022)

Exhibit 4.10
Base Indenture, dated as of June 9, 2022, by and between Great Elm Group, Inc. and American Stock and Transfer & Trust Company, LLC, as Trustee (incorporated by reference to the Exhibit 4.1 to the Form 8-K filed on June 9, 2022)

Exhibit 4.11
First Supplemental Indenture, dated as of June 9, 2022, by and between Great Elm Group, Inc. and American Stock and Transfer & Trust Company, LLC, as Trustee (incorporated by reference to the Exhibit 4.2 to the Form 8-K filed on June 9, 2022)

Exhibit 4.12	Form of 7.25% Note Due 2027 (incorporated by reference to the Exhibit 4.3 to the Form 8-K filed on June 9, 2022)

Exhibit 4.13
Amended and Restated Stockholders Agreement of Forest Investments, Inc., dated December 30, 2022, among Forest Investments, Inc., the Registrant and J.P. Morgan Broker-Dealer Holdings, Inc. (incorporated by reference to the Exhibit 4.2 to the Form 8-K filed on January 3, 2023)

Exhibit 4.14*	Form of Inducement Restricted Stock Award, by and between the Registrant and Brandon Finomore

Exhibit 5.1*	Opinion of Jones Day

Exhibit 23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

Exhibit 23.2*	Consent of Jones Day (included in Exhibit 5.1)

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

Exhibit 107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, in the State of Florida, on February 7, 2025.

GREAT ELM GROUP, INC.

By:	/s/ Jason W. Reese
Jason W. Reese
Chairman & Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Great Elm Group, Inc., hereby severally constitute and appoint Jason W. Reese and Keri A. Davis, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S‑8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Great Elm Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 7, 2025.

Name	Title(s)

/s/ Jason W. Reese	Chairman & Chief Executive Officer (Principal Executive Officer)
Jason W. Reese

/s/ Keri A. Davis	Chief Financial Officer & Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Keri A. Davis

/s/ Matthew A. Drapkin	Director
Matthew A. Drapkin

/s/ David Matter	Director
David Matter

/s/ James H. Hugar	Director
James H. Hugar

/s/ James P. Parmelee	Director
James P. Parmelee

/s/ Eric J. Scheyer	Director
Eric J. Scheyer